UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2007

Umpqua Holdings Corporation (Exact Name of Registrant as Specified in Its Charter)

OREGON	000-25597	93-1261319
(State or Other Jurisdiction of	(Commission File	(I.R.S. Employer
Incorporation or Organization)	Number)	Identification Number)

One SW Columbia Street, Suite 1200
Portland, Oregon 97258
(address of Principal Executive Offices)(Zip Code)

(503) 727-4100
(Registrant's Telephone Number, Including Area Code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01      Entry into a Material Definitive Agreement

     The information required by this item is incorporated herein by reference to the disclosures under Item 2.03 below.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-
Balance Sheet Arrangement of a Registrant

     On August 9, 2007, we completed a private placement of $40,000,000 of trust preferred securities through a newly formed Delaware trust subsidiary, Umpqua Master Trust I (the “Trust”). The trust preferred securities mature September 15, 2037, are redeemable at our option beginning after five years and bear interest at a variable rate per annum equal to the three-month LIBOR plus 1.35% . Under applicable regulatory guidelines, the trust preferred securities currently qualify as Tier 1 capital. All of the common securities of the Trust are held by us.

     The proceeds from the sale of the trust preferred securities were used by the Trust to purchase $40,000,000 in aggregate principal amount of our junior subordinated debentures. The net proceeds to us from the sale of the debentures to the Trust will be used to repurchase shares of our common stock, redeem trust preferred securities issued in 2002 or for general corporate purposes.

     The debentures were issued pursuant to an Indenture, dated August 9, 2007 between Umpqua Holdings Corporation, as issuer, and LaSalle Bank National Association, as trustee (the “Indenture”). Like the trust preferred securities, the debentures bear interest at a variable rate per annum equal to the three-month LIBOR plus 1.35% . The interest payments we make will be used to pay the quarterly distributions payable by the Trust to the holders of the trust preferred securities. However, so long as no event of default has occurred under the debentures, we may defer interest payments on the debentures (in which case the Trust will also defer distributions otherwise due on the trust preferred securities) for up to 20 consecutive quarters.

     The debentures are subordinated to the prior payment of any other indebtedness that, by its terms, is not similarly subordinated. The trust preferred securities will be recorded as a long-term liability on our balance sheet; however, for regulatory purposes the trust preferred securities will be treated as Tier 1 capital under current Federal Deposit Insurance Corporation rules, our primary federal regulatory agency.

     The debentures mature on September 15, 2037 but may be redeemed at our option at any time on or after September 15, 2012 or at any time upon certain events, such as a change in the regulatory capital treatment of the debentures, the Trust being deemed an investment company or the occurrence of certain adverse tax events. The redemption price for the debentures is equal to 100% of the aggregate principal amount, plus accrued and unpaid interest, if any. Upon any redemption of the debentures, the Trust will redeem a like amount of the trust preferred securities.

     We also entered into a Guarantee Agreement, dated August 9, 2007, pursuant to which we have agreed to guarantee the payment by the Trust of distributions on the trust preferred securities, and the payment of principal of the trust preferred securities when due, either at maturity or on redemption, but only if and to the extent that the Trust fails to pay distributions on or principal of the trust preferred securities after having received interest payments or principal payments on the notes from us for the purpose of paying those distributions or the principal amount of the trust preferred securities.

Item 9.01 Financial Statements and Exhibits.

(a)	Not applicable.
(b)	Not applicable.
(c)	Exhibits:
	4.1	Amended and Restated Trust Agreement dated August 9, 2007
	4.2	Indenture, dated August 9, 2007, by and between Umpqua Holdings Corporation and LaSalle Bank National Association
	4.3	Guarantee Agreement, dated August 9, 2007, by and between Umpqua Holdings Corporation and LaSalle Bank National Association

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UMPQUA HOLDINGS CORPORATION
(Registrant)

Date:	August 9, 2007	By:	/s/ Kenneth E. Roberts
Kenneth E. Roberts
Assistant Secretary